CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Prospectus and Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of the RQSI GAA Systematic Global Macro Fund, a series of shares of beneficial interest in The Advisors’ Inner Circle Fund II, filed with the Securities and Exchange Commission.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

February 28, 2023